EXHIBIT 99.03

VERSANT CORPORATION

2005 DIRECTORS STOCK OPTION PLAN

As Adopted June 1, 2005, as amended through April 18, 2011
(Originally approved by shareholders August 22, 2005)(2)

1.                          Purpose.  This 2005 Directors Stock Option Plan (this “Plan”) is established to provide equity incentives for nonemployee members of the Board of Directors of Versant Corporation (the “Company”), who are described in Section 6.1 below, by granting such persons options to purchase shares of stock of the Company.

2.                          Adoption and Shareholder Approval.  This Plan will become effective on the first date (the “Effective Date”) that it has been both (i) adopted by the Board of Directors of the Company (the “Board”) and (ii) approved by the shareholders of the Company.  This Plan shall be approved by the shareholders of the Company, consistent with applicable laws, within twelve (12) months after the date this Plan is adopted by the Board.  Options to purchase Shares (“Options”) may be granted under this Plan on and after the Effective Date provided that, in the event that shareholder approval is not obtained within the time period provided herein, this Plan, and all Options granted hereunder, shall terminate.  No Option that is issued as a result of any increase in the number of shares authorized to be issued under this Plan shall be exercised prior to the time such increase has been approved by the shareholders of the Company and all such Options granted pursuant to such increase shall similarly terminate if such shareholder approval is not obtained.  So long as the Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) the Company will comply with the applicable requirements of Rule 16b-3.

3.                          Types of Options and Shares.  Options granted under this Plan shall be non-qualified stock options (“NQSOs”).  The shares of stock that may be purchased upon exercise of Options granted under this Plan (the “Shares”) are shares of the Common Stock of the Company.

4.                          Number of Shares.  Subject to adjustment as provided in this Plan, the total number of Shares reserved and available for grant and issuance pursuant to this Plan (the “Reserved Shares”) will be the sum of (a) the Available Prior Plan Shares (as defined below) plus (b) any and all Forfeited Prior Plan Shares (as defined below) plus (c) 90,000 Shares; provided, that the number of Reserved Shares shall not exceed an aggregate of 139,000 Shares, as constituted on April 18, 2011.  “Available Prior Plan Shares” means the number of shares of the Company’s Common Stock reserved for issuance under the Company’s 1996 Directors Stock Option Plan, as amended (the “Prior Plan”) on the Effective Date that, on the Effective Date, are not (i) issued and outstanding as a result of the exercise of options granted under the Prior Plan or (ii) subject to stock options granted under the Prior Plan that are then outstanding.  “Forfeited Prior Plan Shares” means (i) shares of Common Stock issued under the Prior Plan that are outstanding on the Effective Date and are thereafter repurchased by the Company at their original issuance price pursuant to the terms of the Prior Plan and/or agreements entered pursuant thereto and (ii) the shares of Common Stock that, on the Effective Date, are subject to any then outstanding stock option granted under the Prior Plan and which thereafter cease to be subject to such stock option for any reason other than its exercise.  All Available Prior Plan Shares and Forfeited Prior Plan Shares will no longer be available for grant and issuance under the Prior Plan but will be available for grant and issuance under this Plan.  Subject to the limitations on the maximum number of Shares issuable under this Plan, Shares that are subject to issuance upon exercise of an Option granted under this Plan but cease to be subject to such Option for any reason other than exercise of such Option, and Shares issued

(2)  All numbers of shares stated in the plan have been adjusted to reflect a 10-for-1 reverse split of the Company’s outstanding Common Stock that took effect on August 22, 2005 pursuant to this Plan that are repurchased by the Company at their original issue price, will again be available for grant under other Options granted under this Plan.  At all times during the term of this Plan, the Company shall reserve and keep available such number of Shares as shall be required to satisfy the requirements of outstanding Options granted under this Plan.

5.                          Administration.  This Plan shall be administered by the Board or by a committee of not less than two members of the Board appointed to administer this Plan (the “Committee”) so as to exempt the grant and exercise of Options from the application of Section 16(b) of the Exchange Act pursuant to Rule 16b-3.  As used in this Plan, references to the Committee shall mean either such Committee or the Board if no Committee has been established.  The interpretation by the Committee of any of the provisions of this Plan or any Option granted under this Plan shall be final and binding upon the Company and all persons having an interest in any Option or any Shares purchased pursuant to an Option.

6.                          Eligibility and Award Formula.

6.1                     Eligibility.  Options shall be granted only to directors of the Company who are not employees of the Company or any Parent, Subsidiary or Affiliate of the Company, as those terms are defined in Section 18 below (each such person referred to as an “Optionee”).

6.2                     Initial Grant.  Each Optionee who becomes a member of the Board for the first time on or after the Effective Date will automatically on such date be granted an Option for 4,000 Shares (the “Initial Grant”).  No person who is a member of the Board immediately prior to the Effective Date will be granted an Option pursuant to this Section 6.2.  The reference in this Section 6.2 to 4,000 Shares shall be subject to adjustment from time to time in accordance with the provisions of Section 12 of this Plan.

6.3                     Succeeding Grants.  A grant of an Option pursuant to the provisions of this Section 6.3 is referred to herein as a “Succeeding Grant”.

(a)                      2005 Annual Meeting.  Immediately after the annual meeting of the Company’s shareholders held in calendar year 2005 (the “2005 Annual Meeting”), each Optionee who was elected to the Board at the 2005 Annual Meeting and who was a member of the Board immediately prior to the 2005 Annual Meeting (a “Section 6.3(a) Optionee”) will automatically be granted an Option to purchase a number of Shares equal to 2,000 Shares multiplied by a fraction (i) whose numerator is the number of days between the date preceding the Effective Date on which such Section 6.3(a) Optionee was most recently granted a stock option under the Prior Plan and the 2005 Annual Meeting Date (as defined below) and (ii) whose denominator is three hundred sixty-five (365), and then rounding down the resulting number to the nearest whole number of Shares.  The date on which the 2005 Annual Meeting is held is referred to herein as the “2005 Annual Meeting Date.”   The reference in this Section 6.3(a) to 2,000 Shares shall be subject to adjustment from time to time in accordance with the provisions of Section 12 of this Plan.

(b)                     After 2005 Annual Meeting.  On each anniversary of the 2005 Annual Meeting Date (each, an “Anniversary”), each Optionee who is then a member of the Board and who has previously received either (i) an Initial Grant pursuant to Section 6.2 of this Plan or (ii) a Succeeding Grant pursuant to Section 6.3(a) or Section 6.3(b) of this Plan, will automatically be granted an Option to purchase 4,000 (3) Shares (or, if such Optionee has not been a member of the Board for the entire one (1) year period immediately prior to such Anniversary, a prorated option to purchase a number of Shares equal to 4,000 Shares multiplied by a fraction (i) whose numerator is the number of days between the date within the one (1) year period immediately preceding such Anniversary on which such Optionee became a member of the Board and such Anniversary and (ii) three hundred sixty-five (365), and then rounding down the resulting number to the nearest whole number of Shares.  The reference in this Section 6.3(b) to 4,000 Shares shall be subject to adjustment from time to time in accordance with the provisions of Section 12 of this Plan.

(3)  For options granted under this paragraph prior to August 22, 2007 each reference in this paragraph to 4,000 shares previously referred to 2,000 shares.

7.                          Terms and Conditions of Options.  Subject to the following and to Section 6 above:

7.1                     Form of Option Grant.  Each Option granted under this Plan shall be evidenced by a written Stock Option Grant (“Grant”) in such form (which need not be the same for each Optionee) as the Committee shall from time to time approve, which Grant shall comply with and be subject to the terms and conditions of this Plan.

7.2                     Vesting.  The date an Optionee receives an Initial Grant or a Succeeding Grant is referred to in this Plan as the “Start Date” for such Initial Grant or Succeeding Grant.

(a)                      Initial Grants.  Each Initial Grant will vest as to fifty percent (50%) of the Shares subject to such Initial Grant upon each of the first two successive anniversaries of the Start Date for such Initial Grant, so long as the Optionee continuously remains a director or a consultant of the Company.

(b)                     Succeeding Grants.  Each Succeeding Grant will vest as to fifty percent (50%) of the Shares subject to such Succeeding Grant on each of the first two successive anniversaries of the Start Date for such Succeeding Grant, so long as the Optionee continuously remains a director or a consultant of the Company.

7.3                     Exercise Price.  The exercise price of an Option shall be the Fair Market Value (as defined in Section 18.4) of the Shares, at the time that the Option is granted.

7.4                     Termination of Option.  Except as provided below in this Section, each Option shall expire ten (10) years after its Start Date (the “Expiration Date”).  The Option shall cease to vest and unvested Options shall expire when the Optionee ceases to be a member of the Board or a consultant of the Company.  The date on which the Optionee ceases to be a member of the Board or a consultant of the Company shall be referred to as the “Termination Date”.  An Option may be exercised after the Termination Date only as set forth below:

(a)                      Termination Generally.  If an Optionee ceases to be a member of the Board or a consultant of the Company for any reason except death or disability, then each Option then held by such Optionee may, to the extent that it is vested on the Termination Date, be exercised by the Optionee within seven (7) months after the Termination Date, but in no event later than the Expiration Date.

(b)                     Death or Disability.  If the Optionee ceases to be a member of the Board or a consultant of the Company because of the death of the Optionee or the disability of the Optionee within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), then each Option then held by such Optionee may, to the extent that it is vested and exercisable on the Termination Date, be exercised by the Optionee (or the Optionee’s legal representative) within twelve (12) months after the Termination Date, but in no event later than the Expiration Date.

8.                          Exercise of Options.

8.1                     Exercise Period.  Subject to the provisions of Section 8.5 of the Plan, Options shall be exercisable immediately (subject to repurchase pursuant to Section 10 of the Plan).

8.2                     Notice.  Options may be exercised only by delivery to the Company of an exercise agreement in a form approved by the Committee stating the number of Shares being purchased, the restrictions imposed on the Shares and such representations and agreements regarding the Optionee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws, together with payment in full of the exercise price for the number of Shares being purchased.

8.3                     Payment.  Payment for the Shares purchased upon exercise of an Option may be made (a) in cash or by check; (b) by surrender of shares of Common Stock of the Company that have been owned by the Optionee for more than six (6) months (and which have been paid for within the meaning of SEC Rule 144 and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares) or were obtained by the Optionee in the open public market, having a Fair Market Value equal to the exercise price of the Option; (c) by waiver of compensation due or accrued to the Optionee for services rendered; (d) provided that a public market for the Company’s stock exists, through a “same day sale” commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; (e) provided that a public market for the Company’s stock exists, through a “margin” commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (f) by any combination of the foregoing.

8.4                     Withholding Taxes.  Prior to issuance of the Shares upon exercise of an Option, the Optionee shall pay or make adequate provision for any federal or state withholding obligations of the Company, if applicable.

8.5                     Limitations on Exercise.  Notwithstanding the exercise periods set forth in the Grant, exercise of an Option shall always be subject to the following limitations:

(a)                      An Option shall not be exercisable until such time as this Plan (or, in the case of Options granted pursuant to an amendment increasing the number of shares that may be issued pursuant to this Plan, such amendment) has been approved by the shareholders of the Company in accordance with Section 16 hereof.

(b)                     An Option shall not be exercisable unless such exercise is in compliance with the Securities Act and all applicable state securities laws, as they are in effect on the date of exercise.

(c)                      The Committee may specify a reasonable minimum number of Shares that may be purchased upon any exercise of an Option, provided that such minimum number will not prevent the Optionee from exercising the full number of Shares as to which the Option is then exercisable.

9.                          Nontransferability of Options.  During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee or by the Optionee’s guardian or legal representative, unless otherwise permitted by the Committee.  No Option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

10.                   Restrictions on Shares.  The Company shall reserve to itself and/or its assignee(s) in the Grant a right to repurchase all unvested Shares held by an Optionee if the Optionee ceases to be a member of the Board or a consultant of the Company.  The Company shall exercise such repurchase right within ninety (90) days after the Optionee’s Termination Date for cash at the Optionee’s original exercise price.

11.                   Privileges of Stock Ownership.  No Optionee shall have any of the rights of a shareholder with respect to any Shares subject to an Option until the Option has been validly exercised.  No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of exercise, except as provided in this Plan.  The Company shall provide to each Optionee a copy of the annual financial statements of the Company, at such time after the close of each fiscal year of the Company as they are released by the Company to its shareholders.

12.                   Adjustment of Option Shares.  In the event that the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of Shares available under this Plan, the number of Shares subject to outstanding Options, the exercise price per share of such outstanding Options, the maximum number of Reserved Shares referenced in Section 4 of this

Plan and the number of shares that are subject to an Option awarded as an Initial Grant or a Succeeding Grant under Section 6.2 or Section 6.3 of this Plan, shall each be proportionately adjusted, subject to any required action by the Board or shareholders of the Company and compliance with applicable securities laws; provided, however, that no fractional shares shall be issued upon exercise of any Option as a result of any such adjustment and any resulting fractions of a Share shall be rounded up to the nearest whole Share.

13.                   No Obligation to Continue as Director.  Nothing in this Plan or any Option granted under this Plan shall confer on any Optionee any right to continue in any capacity with the Company or any Parent or Subsidiary.

14.                   Compliance With Laws.  The grant of Options and the issuance of Shares upon exercise of any Options shall be subject to and conditioned upon compliance with all applicable requirements of law, including without limitation compliance with the Securities Act, compliance with all other applicable state securities laws and compliance with the requirements of any stock exchange or national market system on which the Shares may be listed.  The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration or qualification requirement of any state securities laws, stock exchange or national market system.

15.                   Assumption or Replacement of Options by Successor.  In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings and the Options granted under this Plan are assumed or replaced by the successor corporation, which assumption will be binding on all Optionees), (c) a merger or consolidation in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger or consolidation (other than any shareholder which merges or consolidates (or which owns or controls another corporation which merges or consolidates) with the Company in such merger or consolidation) own less than 50% of the shares or other equity interests in the Company immediately after such merger or consolidation, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale or transfer of a majority of the outstanding shares of the Company by tender offer or similar transaction, the vesting of all Options will accelerate and such Options will fully vest and become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the corporate transaction described herein, they shall terminate in accordance with the provisions of this Plan.

16.                   Amendment or Termination of Plan.  The Committee may at any time terminate or amend this Plan (but may not terminate or amend the terms of any outstanding option without the consent of the Optionee); provided, however, that the Committee shall not, without the approval of the shareholders of the Company, increase the total number of Shares available under this Plan (except by operation of the provisions of Sections 4 and 12 above) or change the class of persons eligible to receive Options.  In any case, no amendment of this Plan may adversely affect any then outstanding Options or any unexercised portions thereof without the written consent of the Optionee.

17.                   Term of Plan.  Options may be granted pursuant to this Plan from time to time within a period of ten (10) years from the date this Plan is adopted by the Board.

18.                   Certain Definitions.  As used in this Plan, the following terms shall have the following meanings:

18.1               “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

18.2               “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

18.3               “Affiliate” means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

18.4              “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)                                   if such Common Stock is then quoted on the Nasdaq National Market or the Nasdaq SmallCap Market, then its closing price on such market on the date of determination as reported in The Wall Street Journal;

(b)                                  if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal; or

(c)                                   if none of the foregoing is applicable, by the Committee in good faith.